Exhibit 99

EXHIBIT 99  —  PRESS RELEASE  DATED January 26, 2005

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS RECORD 2004 SALES AND EARNINGS PER SHARE

MINNEAPOLIS, January 26, 2005 - Bemis Company, Inc. (NYSE-BMS) today reported record quarterly diluted earnings of $0.44 per share for the fourth quarter ended December 31, 2004, an increase of 25.7 percent from $0.35 per share in the fourth quarter of 2003.  Results for 2004 include the impact of a gain of approximately $0.03 per share from the sale of certain flexible packaging assets during the quarter, partially offset by restructuring and related charges of less than $0.01 per share.  Currency translation accounted for less than $0.01 per share of benefit in the fourth quarter of 2004.  Results for the fourth quarter of 2003 included restructuring and related charges of about $0.03 per share.

Fourth quarter net sales were $725.6 million compared to $664.3 million in the fourth quarter of 2003, a 9.2 percent increase that includes a benefit from currency translation of about 2.0 percent.  The primary source of net sales growth during the fourth quarter was increased unit sales volume in flexible packaging.

For the full year 2004, Bemis reported diluted earnings per share of $1.67.  A gain of $0.03 per share on the sale of certain flexible packaging assets during the fourth quarter more than offset restructuring and related charges during the year of a little more than $0.01 per share.   Earnings per share results for the full year 2004 also reflect approximately $0.03 per share of benefit from currency translation.   During 2003, diluted earnings per share of $1.37 included $0.10 per share of restructuring and related charges.

Net sales in 2004 were $2.8 billion, a 7.6 percent increase over net sales in 2003 of $2.6 billion.  Currency translation accounted for about 2.3 percent sales growth in 2004.  Unit sales volume, price and sales mix, and the impact of acquisitions all contributed positively to growth of net sales in both business segments for the total year 2004.

“I am very pleased to report record levels of net sales and earnings at Bemis for 2004,” said Jeff Curler, Bemis Company President and Chief Executive Officer.   “Both of our business segments achieved solid sales and profit growth this year, capturing the benefits of our recently completed restructuring programs and strengthening our sales mix.  Using our expertise in material science and process technologies, we have introduced products and features that give Bemis and our customers a competitive advantage in the marketplace.  We are creating opportunities to grow in our core markets and bring our capabilities to new regions of the world.  In 2005, we will continue to invest in our business to support our customers’ growing needs and further improve our profitability.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, representing almost 80 percent of total company net sales in 2004, delivered net sales of $574.8 million in the fourth quarter of 2004.  This is an increase of 10.2 percent from $521.7 million in the fourth quarter of 2003, driven primarily by a 6.0 percent increase in unit sales volume.  Operating profit for the fourth quarter was $81.5 million, an increase of 22.6 percent from the fourth quarter of 2003.  As a percentage of net sales, operating profit increased to 14.2 percent from 12.7 percent a year ago.  Current quarter operating profit included $0.1 million of restructuring and related charges and a $5.6 million gain on the sale of certain flexible packaging assets.  Operating profit for the fourth quarter of 2003 included restructuring and related charges of $3.1 million.  Excluding the impact of these items in both 2003 and 2004, fourth quarter operating profit as a percent of net sales would have been substantially unchanged from the previous year’s level of 13.3 percent.  During 2004, higher raw material costs, transition costs associated with our Mexican joint venture, and increased benefit and incentive costs offset the operating profit benefits of improved sales mix and operating efficiencies.

For the total year, net sales of flexible packaging increased 7.1 percent to $2.2 billion.  The Mexican joint venture acquisition completed during May 2004 accounted for nearly 1.0 percent net sales growth.  Operating profit increased to $308.3 million, or 13.7 percent of net sales, compared to $263.7 million, or 12.6 percent of net sales in 2003.   Operating profit included a net gain of $0.7 million and a charge of $13.9 million resulting from restructuring and related activities for the years ending 2004 and 2003, respectively.  In addition, a gain of $5.6 million was recorded from the sale of manufacturing facility in Florence, Kentucky that supported internal rotogravure printing capabilities.  Excluding the impact of these items in both years, operating profit as a percent of net sales would have been 13.4 percent and 13.2 percent for the full years 2004 and 2003, respectively.

Commenting on the results of the flexible packaging business segment, Curler said, “The market for our flexible packaging products is expanding.  Our customers have a growing appetite for innovative film structures that perform well on their packaging lines and for graphics and convenience features that capture consumers’ attention on store shelves.  During 2004, our flexible packaging business segment successfully managed significant increases in raw material costs and achieved solid growth in unit sales volume.  Our expanded flexible packaging capabilities in Europe and Mexico will continue to transition into their regional markets during 2005.  Our North American business is healthy and growing at a steady pace.  This year we will be making substantial investments in new capacity to meet expected customer demand in 2006 and beyond.”

Pressure Sensitive Materials

Fourth quarter net sales from the pressure sensitive materials business segment were $150.8 million, a 5.7 percent increase from the fourth quarter of 2003.  Currency translation accounted for about 4.0 percent of the increase in net sales.  This business segment reported operating profit of $11.1 million, or 7.3 percent of net sales for the quarter, including $0.8 million of restructuring and related charges.   This is compared to operating profit during the fourth quarter of 2003 of $3.8 million, or 2.7 percent of net sales, which included $2.7 million of restructuring and related charges.  Excluding the impact of restructuring and related charges, operating profit as a percent of net sales would have been 7.9 percent and 4.6 percent for the quarters ended December 31, 2004 and 2003, respectively.

For the total year, net sales of pressure sensitive materials were $584.8 million, a 9.5 percent increase from the net sales of 2003.  Currency translation represented a 4.2 percent increase in net sales.  Operating profit was $33.9 million or 5.8 percent of net sales in 2004, including restructuring and related charges of $3.1 million.  This compares to operating profit of $16.3 million or 3.1 percent of net sales in 2003, which included restructuring and related charges of $2.7 million.  Excluding the impact of restructuring and related charges during 2004 and 2003, operating profit as a percent of net sales would have been 6.3 percent and 3.6 percent, respectively.

“Our pressure sensitive materials business segment did an excellent job of focusing on completing planned restructuring activities during 2004 and capturing the benefits of those activities as soon as possible,” said Curler.  “We introduced new products and improved our sales mix during the year.  During 2005, we intend to continue to improve our pressure sensitive business and focus on innovations for niche markets where our value-added products offer us a stronger competitive position.”

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fourth quarter of 2004 were $73.5 million, or 10.1 percent of net sales, compared to $63.5 million, or 9.6 percent of net sales for the fourth quarter of the prior year.  For the year ended December 31, 2004, selling, general and administrative expenses totaled $285.0 million, or 10.1 percent of net sales, compared to $256.7 million, or 9.7 percent of net sales for 2003.  Increased costs associated with employee benefits and broad-based incentive compensation were incurred during 2004.

Other Costs (Income)

Other costs (income) include certain restructuring charges for employee severance and related benefits, building closures and equipment removal.  These costs totaled $0.8 million and $1.2 million for the fourth quarter and full year of 2004, respectively.  Such costs totaled $3.4 million for the fourth quarter and $8.9 million for the total year 2003.  In addition, the $5.6 million gain on the sale of certain flexible packaging assets is included in other costs (income) during the fourth quarter of 2004.

Also included in other costs (income) are the results of operations in our Brazilian joint venture with Dixie Toga, known as Itap/Bemis.  Bemis’ share of the results of operations of this joint venture were $2.7 million for the fourth quarter of 2004 compared to $1.3 million during the same period of the prior year, and $11.7 million for the total year 2004 compared to $3.2 million in 2003.  Bemis increased its ownership interest in the joint venture from 33 percent to 45 percent in January of 2004.  Increased equity income also reflects improved performance at the joint venture in 2004 compared to the previous year.

On January 5, 2005, Bemis announced that it had acquired majority ownership of Dixie Toga, one of the largest packaging companies in South America and Bemis’ Brazil-based partner in the Itap/Bemis joint venture.  In this transaction, Bemis acquired the voting common stock and 43 percent of the outstanding, non-voting preferred stock of Dixie Toga for a total cash price of approximately $250 million.  With this acquisition, the results of operations of Dixie Toga will include Itap/Bemis and will be consolidated in Bemis’ financial statements beginning in January of 2005.

Capital Structure

Total debt to total capitalization was 26.7 percent at the end of the year compared to 31.4 percent at the end of 2003.  During 2004, the Company used strong cash flow to reduce outstanding debt by $43.1 million, fund a $30.7 million acquisition in Mexico, and make tax-deductible, voluntary pension contributions totaling $50.0 million.   Cash flow provided by operating activities was $271.5 million in 2004, a decrease compared to $311.1 million in 2003, due primarily to increased levels of working capital.  Higher raw material prices increased inventory and accounts receivable balances during the latter half of 2004.

On January 5, 2005, Bemis acquired the majority ownership of Dixie Toga for a cash price of approximately $250 million. The purchase price was initially financed with commercial paper and, combined with a small amount of debt assumed in the acquisition, Bemis’ debt to total capitalization ratio increased on that date to approximately 36 percent.

2005 Earnings Outlook

In the first quarter of 2005, historically the slowest quarter of the year for the company, Bemis expects results to be comparable to the first quarter of 2004, excluding the potential impact of any gains or losses from the sale of restructured assets.  For the full year

2005, management expects diluted earnings per share in the $1.82 to $1.90 range, including the accretive impact of the Dixie Toga acquisition on January 5, 2005.

Capital expenditures for 2005 are estimated to be $185 to $200 million, substantially above the expected charge for depreciation and amortization of about $150 million for the year.  According to Curler, these elevated levels of expenditures are an important element of the Company’s growth strategy.  “This is an exciting time to be working with global customers who are looking for innovative ways to capture the attention of consumers,” said Curler, addressing the increased capital expenditures budget. “For the last several years, Bemis has performed very well by managing our capacity to optimize production efficiencies and service quality.  With improving global economic conditions, new product initiatives and competitive market environments, future growth at Bemis will be limited unless we expand our capacity in high demand product areas.  The capital investments that we make in 2005 will support our continued growth in 2006 and beyond.”

2005 Pension Assumptions

At December 31, 2004, the financial assumptions used to measure the cost of Bemis’ defined benefit pension plans were adjusted in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.”  The Company reduced its expected long-term rate of return on assets and lowered its discount rate.  Pension expense for 2005 is expected to be modestly higher than the levels of 2004.  Based upon current actuarial calculations, the Company will not be required to make any cash contributions to its U.S. defined benefit pension plans during 2005.

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter 2004 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Some of the information presented above reflects adjustments to “As reported” results to exclude certain amounts related to the company’s restructuring initiatives and other non-recurring gains.  This adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.  It is provided solely to assist in an investor’s understanding of the impact of the company’s restructuring initiative and non-recurring gains on the comparability of the company’s operations.  Refer to the attached reconciliation for further information.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2004 sales of $2.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Including the recent South American acquisition, Bemis employs about 15,500 individuals in 62 manufacturing facilities in 11 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected use of cash flow, capital expenditures, pension estimates and future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, which may cause actual future results and trends to differ materially from historical results or those projected in any such forward-looking statements.  Factors that could cause actual results to differ from those expected include, but are not limited to, general economic conditions caused by inflation; fluctuations in interest rates, currency fluctuations; raw material costs, availability, and terms; price changes for raw materials and our ability to pass these price changes on to our customers; political risks; competitive conditions; consumer buying trends; and changes in governmental regulations.  These and other factors are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2003.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Net sales	$725,571	$664,311	$2,834,394	$2,635,018

Costs and expenses:
Cost of products sold	575,087	529,917	2,238,694	2,101,537
Selling, general and administrative expenses	73,478	63,478	284,991	256,689
Research and development	5,014	5,150	21,138	21,454
Interest expense	4,917	2,722	15,503	12,564
Other costs (income), net	(10,298)	783	(20,088)	2,659
Minority interest in net income	131	195	489	870

Income before income taxes	77,242	62,066	293,667	239,245

Provision for income taxes	29,900	23,900	113,700	92,100

Net income	$47,342	$38,166	$179,967	$147,145

Basic earnings per share of common stock	$.44	$.36	$1.68	$1.39

Diluted earnings per share of common stock	$.44	$.35	$1.67	$1.37

Cash dividends paid	$.16	$.14	$.64	$.56

Weighted average common shares outstanding	106,943	106,236	106,891	106,181
Weighted average common shares and common stock equivalents outstanding	108,223	107,863	107,942	107,733

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

ASSETS	Dec 31, 2004	Dec 31, 2003

Cash	$93,898	$76,476
Accounts receivable, net	356,944	333,743
Inventories, net	387,414	305,182
Prepaid expenses	35,511	36,505
Total current assets	873,767	751,906

Property and equipment, net	938,574	915,275

Goodwill	442,181	450,593
Other intangible assets, net	65,396	71,149
Deferred charges and other assets	166,825	104,009
Total	674,402	625,751

TOTAL ASSETS	$2,486,743	$2,292,932

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt	$912	$1,113
Short-term borrowings	4,830	5,402
Accounts payable	277,989	222,774
Accrued salaries and wages	68,269	69,499
Accrued income and other taxes	23,143	16,798
Total current liabilities	375,143	315,586

Long-term debt, less current portion	533,886	583,399
Deferred taxes	173,872	150,312
Deferred credits and other liabilities	93,003	99,505
Total liabilities	1,175,904	1,148,802

Minority interest	2,973	5,397

Stockholders' equity:
Common stock issued (115,750,189 and 115,045,107 shares)	11,575	11,505
Capital in excess of par value	263,266	249,609
Retained income	1,251,695	1,140,151
Other comprehensive income (loss)	31,674	(12,188)
Treasury common stock (8,803,061 and 8,803,061 shares)	(250,344)	(250,344)
Total stockholders' equity	1,307,866	1,138,733

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,486,743	$2,292,932

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended December 31,
	2003	2004
Cash flows from operating activities
Net income	$179,967	$147,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130,846	128,189
Minority interest in net income	489	870
Stock award compensation	11,908	10,666
Deferred income taxes	25,332	27,215
Loss (income) of unconsolidated affiliated company	(8,807)	(3,098)
Loss (gain) on sales of property, equipment and other assets	(4,667)	484
Restructuring related activities	(2,408)	10,794
Changes in working capital, net of effects of acquisitions	(15,307)	7,422
Net change in deferred charges and credits	(45,808)	(18,556)

Net cash provided by operating activities	271,545	311,131

Cash flows from investing activities
Additions to property and equipment	(134,511)	(106,476)
Business acquisitions and adjustments, net of cash acquired	(30,733)	(12,495)
Proceeds from sales of property, equipment and other assets	13,239	308
Proceeds from sale of restructuring related assets	8,191
Increased investment in unconsolidated affiliated company	(7,065)

Net cash used in investing activities	(150,879)	(118,663)

Cash flows from financing activities
Repayment of long-term debt	(41,896)	(125,535)
Change in short-term debt	(1,185)	614
Cash dividends paid to stockholders	(68,423)	(59,469)
Stock incentive programs	411	332

Net cash used in financing activities	(111,093)	(184,058)

Effect of exchange rates on cash	7,849	11,665

Net increase in cash	17,422	20,075

Cash balance at beginning of year	76,476	56,401

Cash balance at end of period	$93,898	$76,476

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Flexible Packaging
Net Sales	$574.8	$521.7	$2,249.6	$2,101.0

Operating Profit as reported	$81.5	$66.4	$308.3	$263.7

Non-GAAP adjustments:
Restructuring and related charges (income)	$0.1	$3.1	$(0.7)	$13.9
(Gain) on sale of certain manufacturing assets	$(5.6)	$-	$(5.6)	$-
Operating Profit as adjusted	$76.0	$69.5	$302.0	$277.6

Operating Profit as a percentage of Net Sales
As Reported	14.2%	12.7%	13.7%	12.6%
As Adjusted	13.2%	13.3%	13.4%	13.2%

Pressure Sensitive Materials
Net Sales	$150.8	$142.6	$584.8	$534.1

Operating Profit as reported	$11.1	$3.8	$33.9	$16.3

Non-GAAP adjustments:
Restructuring and related charges (income)	$0.8	$2.7	$3.1	$2.7
Operating Profit as adjusted	$11.9	$6.5	$37.0	$19.0

Operating Profit as a percentage of Net Sales
As Reported	7.3%	2.7%	5.8%	3.1%
As Adjusted	7.9%	4.6%	6.3%	3.6%

Reconciliation of GAAP to Non-GAAP Earnings per Share
Diluted earnings per share as reported	$0.437	$0.354	$1.667	$1.366

Non-GAAP adjustments per share, net of taxes:
Restructuring and related charges (income)	0.005	0.033	0.014	0.095
(Gain) on sale of certain manufacturing assets	(0.032)		(0.032)
Diluted earnings per share as adjusted	$0.410	$0.387	$1.649	$1.461